Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 13, 2023, with respect to the consolidated financial statements included in the Annual Report of Lightning eMotors, Inc. on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said report in the Registration Statements of Lightning eMotors, Inc on Form S-3 (Registration No. 333-266736), Form S-1 (Registration No. 333-257237), and on Forms S-8 (Registration No. 333-257847 and Registration No. 333-264045).
/s/ GRANT THORNTON LLP
Denver, CO
March 13, 2023